Free Writing Prospectus No. 99 Registration Statement No. 333-178081 Dated March 2, 2012 Filed Pursuant to Rule 433

Morgan Stanley Buffered Return Optimization Securities
Linked to the iShares® MSCI Emerging Markets Index Fund due March 31, 2014

Investment Description
These Buffered Return Optimization Securities (the “Securities”) Linked to the iShares® MSCI Emerging Markets Index Fund (the "Index Fund") provide enhanced returns relative to the Index Fund’s actual positive performance up to a Maximum Gain, but expose investors to the Index Fund’s negative performance, subject to the Buffer described below.  If the Index Fund Return is positive, Morgan Stanley will repay the Principal Amount at maturity plus pay a return equal to the Multiplier of 2 times the Index Fund Return, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 22% and 27%. If the Index Fund Return is zero or negative but the Index Fund's percentage decline is less than the 15% Buffer, Morgan Stanley will repay the full Principal Amount at maturity. However, if the Index Fund Return is negative and the Index Fund's percentage decline is more than the 15% Buffer, Morgan Stanley will pay less than the full Principal Amount at maturity, resulting in a loss of principal to investors of 1% for every 1% decline beyond the Buffer. Investing in the Securities involves significant risks.  Morgan Stanley will not pay any interest on the Securities. You may lose up to 85% of your Principal Amount.  The downside exposure is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you sell the Securities prior to maturity even if the Index Fund's percentage decline is not more than the 15% Buffer.  Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Morgan Stanley.  If Morgan Stanley were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates*
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive Index Fund Return up to the Maximum Gain. If the Index Fund Return is negative, investors will be exposed to the negative Index Fund Return at maturity, subject to the Buffer.

❑ Buffered Downside Market Exposure: If the Index Fund Return is zero or negative, but the Index Fund's percentage decline is less than the 15% Buffer, Morgan Stanley will repay the full Principal Amount at maturity.   However, if the Index Fund Return is negative and the Index Fund's decline is more than the 15% Buffer, Morgan Stanley will pay less than the full Principal Amount at maturity resulting in a loss of principal to investors that is equal to the Index Fund's decline in excess of 15%.  Accordingly, you could lose up to 85% of your Principal Amount. Your downside exposure is buffered only if you hold the Securities to maturity. Accordingly, you may receive significantly less than the Principal Amount if you sell the Securities prior to maturity even if the Index Fund's percentage decline is not more than the 15% Buffer. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
	Trade Date Settlement Date Final Valuation Date** Maturity Date**	March 27, 2012 March 30, 2012 March 26, 2014 March 31, 2014
*Expected
**Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX FUND, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 85% OF YOUR PRINCIPAL AMOUNT.

Security Offering
We are offering Buffered Return Optimization Securities Linked to the iShares® MSCI Emerging Markets Index Fund. The return on the Securities is limited by, and will be subject to, the predetermined Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The indicative Maximum Gain for the Securities is listed below. The actual Maximum Gain and Initial Price for the Securities will be determined on the Trade Date.

Underlying Index Fund	Multiplier	Maximum Gain	Buffer	Initial Price	CUSIP	ISIN
iShares® MSCI Emerging Markets Index Fund	2	22%-27%	15%		61760T520	US61760T5204

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement and index supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Price to Public(1)	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.20	$9.80
Total	$	$	$
(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.20 for each Security it sells; provided that UBS Financial Services Inc. selling to investors purchasing the Securities in fee-based advisory accounts at a purchase price of $9.80 per Security will receive no sales commission.  For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 19 of this free writing prospectus.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 19 of this free writing prospectus.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley and the Securities

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement and an index supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004876/dp27245_424b2-seriesf.htm

t	Index supplement dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004850/dp27202_424b2.htm

t	Prospectus dated November 21, 2011:
http://www.sec.gov/Archives/edgar/data/895421/000095010311004877/dp27266_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Buffered Return Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement” “and “index supplement” mean the Morgan Stanley prospectus dated November 21, 2011, the Morgan Stanley prospectus supplement dated November 21, 2011 and the Morgan Stanley index supplement dated November 21, 2011, respectively.

You should rely only on the information incorporated by reference or provided in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this free writing prospectus or the accompanying prospectus supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your Principal Amount.

t You can tolerate the loss of up to 85% of your Principal Amount and you are willing to make an investment that has similar downside market risk as the Index Fund, subject to the Buffer at maturity.

t You believe the Index Fund will appreciate over the term of the Securities and that the appreciation is unlikely to exceed the Maximum Gain of between 22% and 27% (the actual Maximum Gain will be determined on the Trade Date).

t You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain were set to the bottom of the range indicated on the cover (the actual Maximum Gain for the Securities will be determined on the Trade Date and will not be less than 22%).

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Index Fund.

t You are willing to hold the Securities to maturity, a term of two years, and accept that there may be little or no secondary market for the Securities.

t You do not seek current income from your investment and are willing to forego dividends paid on the Index Fund.

t You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including the repayment of your principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your Principal Amount.

t You cannot tolerate the loss of up to 85% of your Principal Amount and you are not willing to make an investment that has similar downside market risk as an investment in the Index Fund, subject to the Buffer at maturity.

t You seek an investment that guarantees a full return of principal at maturity.

t You believe that the price of the Index Fund will decline during the term of the Securities, or you believe the Index Fund will appreciate over the term of the Securities by a percentage that exceeds the Maximum Gain.

t You seek an investment that has unlimited return potential without a cap on appreciation.

t You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover (the actual Maximum Gain will be determined on the Trade Date).

t You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by Morgan Stanley or another issuer with a similar credit rating.

t You seek current income from this investment or prefer to receive the dividends paid on the Index Fund.

t You are unable or unwilling to hold the Securities to maturity, a term of two years, or you seek an investment for which there will be an active secondary market.

t You are not willing or are unable to assume the credit risk associated with Morgan Stanley, as issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms		Investment Timeline
Issuer	Morgan Stanley
Issue Price (per security)
$10.00 for investors purchasing the Securities in brokerage accounts; $9.80 for investors purchasing the Securities in fee-based advisory accounts. The Securities are offered at a minimum investment of 100 Securities.

Principal Amount	$10.00 per Security. The Payment at Maturity will be based on the Principal Amount.
Term	Approximately 2 years
Index Fund	iShares® MSCI Emerging Markets Index Fund (“EEM”)
Payment at Maturity (per Security)
Morgan Stanley will pay you a cash payment at maturity linked to the performance of the Index Fund during the term of the Securities.

If the Index Fund Return is greater than zero, Morgan Stanley will pay you an amount equal to the lesser of:

$10 + ($10 × Index Fund Return × Multiplier);

and

$10 + ($10 × Maximum Gain).

If the Index Fund Return is zero or negative, but the Index Fund's percentage decline is not more than the Buffer, Morgan Stanley will pay you the $10 Principal Amount.

If the Index Fund Return is negative and the Index Fund's percentage decline is more than the Buffer, Morgan Stanley will pay you an amount calculated as follows:

$10 + [$10 × (Index Fund Return + Buffer)]

In this case you could lose up to 85% of your Principal Amount.

Multiplier	2
Maximum Gain	Between 22% and 27%. The actual Maximum Gain will be determined on the Trade Date.
Buffer	15%
Index Fund Return	Final Price – Initial Price Initial Price
Initial Price	The Closing Price on the Trade Date.
Final Price	The Closing Price on the Final Valuation Date, times the Adjustment Factor on such date.
Final Valuation Date	March 26, 2014, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
Adjustment Factor	1.0, subject to adjustment in the event of certain corporate events affecting the Index Fund.
CUSIP / ISIN	61760T520 / US61760T5204
Calculation Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 85% OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
Your investment in the Securities may result in a loss of up to 85% of your Principal Amount.  The terms of the Securities differ from those of ordinary debt securities in that we will not pay interest or guarantee the payment of the full Principal Amount at maturity.  Morgan Stanley will only repay the full $10 Principal Amount per Security if the Index Fund's percentage decline is not more than 15%, and will only make such payment at maturity.  If the Index Fund's percentage decline exceeds 15%, the payout at maturity will be an amount in cash that is less than the $10 Principal Amount of each Security by an amount equal to the Index Fund’s percentage decline in excess of the 15% Buffer.  Accordingly, you could lose up to 85% of your principal.

t
You may incur a loss on your investment if you sell your Securities prior to maturity.  The 15% Buffer only applies at maturity. You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Index Fund has not declined by more than the Buffer.

t
The Multiplier applies only at maturity.  You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the return of the Index Fund at the time of sale even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and earn the potential Maximum Gain only if you hold your Securities to maturity.

t
Appreciation potential is limited.  The appreciation potential of Securities is limited by the Maximum Gain of 22% to 27% (which corresponds to a maximum Payment at Maturity of $12.20 to $12.70 per Security).  The actual Maximum Gain and maximum Payment at Maturity will be determined on the Trade Date.  Therefore, although the Multiplier enhances Index Fund Returns by 2, you will not benefit from any positive Index Fund Return that, when multiplied by the Multiplier, exceeds the Maximum Gain.  As a result, any increase in the Final Price over the Initial Price by more than 11% to 13.5% of the Initial Price (to be determined on the Trade Date) will not further increase the return on the Securities.

t	No interest payments. Morgan Stanley will not make any interest payments in respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	the price of the Index Fund at any time and, in particular, on the Trade Date and the Final Valuation Date,

o	the volatility (frequency and magnitude of changes in price) of the Index Fund,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Index Fund or stock markets generally and which may affect the Initial Price and/or the Final Price,

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the stocks composing the Underlying Index trade,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity.  For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the price of the Index Fund at the time of sale is at or below its initial price or if market interest rates rise.  You cannot predict the future performance of the Index Fund based on its historical performance.  If the Index Fund Return is less than -15%, you will receive at maturity an amount that is less than the $10 Principal Amount of each Security (and which could be significantly less) by an amount equal to the Index Fund's decline in excess of 15%. There can be no assurance that there will be any positive Index Fund Return or that the Index Fund's percentage decline will not be more than 15%.  As a result, there can be no assurance that you will receive at maturity an amount in excess of 15% of your Principal Amount.

t
No dividend payments or voting rights. Owning the Securities is not the same as owning the Index Fund or the stocks comprising the Underlying Index of the Index Fund. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Index Fund or stocks held by the Index Fund would have.

t
Investing in the Securities is not equivalent to investing in the Index Fund or the stocks composing the Underlying Index.  Investing in the Securities is not equivalent to investing in the Index Fund, the Underlying Index or the stocks that constitute the Underlying Index.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Index Fund or the stocks that constitute the Underlying Index.  Investors in the Securities also will not participate in any appreciation of the Index Fund that, when multiplied by the Multiplier, exceeds the Maximum Gain, which could be significant.

t
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid by investors purchasing the Securities in brokerage accounts as well as the cost of hedging the Issuer’s obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Adjustments to the Index Fund or to the Underlying Index could adversely affect the value of the Securities.  The investment advisor to the Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. Pursuant to their investment strategy or otherwise, the Investment Advisor can add, delete or substitute the components of the Index Fund.  Any of these actions could adversely affect the price of the Index Fund and, consequently, the value of the Securities.  In addition, the publisher of the Underlying Index is responsible for calculating and maintaining the Underlying Index.  The index publisher may add, delete or substitute the stocks constituting the Underlying Index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying Index.  The index publisher may discontinue or suspend calculation or publication of the Underlying Index at any time.  If this discontinuance or suspension occurs following the termination of the Index Fund, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates.  Any of these actions could adversely affect the value of the Index Fund and, consequently, the value of the Securities.

t
The Index Fund and the Underlying Index are different.  The performance of the Index Fund may not exactly replicate the performance of the Underlying Index because the Index Fund will reflect transaction costs and fees that are not included in the calculation of the Underlying Index. It is also possible that the Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Underlying Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the Index Fund and the Underlying Index or due to other circumstances.  The Index Fund generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index.  The Index Fund may invest the remainder of its assets in securities not included in the Underlying Index but which the Investment Adviser believes will help the Index Fund track the Underlying Index and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the Investment Adviser.

t
There are risks associated with investments in securities linked to the value of foreign equity securities. The Index Fund tracks the performance of the Underlying Index, which is linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross domestic product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the Underlying Index have been issued by companies in various emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

t
The price of the Index Fund is subject to currency exchange risk.  Because the price of the Index Fund is related to the U.S. dollar value of stocks composing the Underlying Index, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country.  An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the Underlying Index, the price of the Index Fund will be adversely affected and the payment at maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the countries represented in the Underlying Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the Underlying Index and the United States and other countries important to international trade and finance.

t
The adjustments to the Adjustment Factor the Calculation Agent is required to make do not cover every corporate event that can affect the shares of the Index Fund.  MS & Co., as Calculation Agent, will adjust the Adjustment Factor for the Index Fund for certain events affecting the shares of the Index Fund, such as stock splits and stock dividends, and for certain other corporate actions involving the Index Fund.  However, the Calculation Agent will not make an adjustment for every corporate event or every distribution that could affect the Index Fund.  If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the market price of the Securities may be materially and adversely affected.  The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Securities.  One or more of our subsidiaries expect to carry out hedging activities related to the Securities, including trading in the ETF Shares (as defined in “Additional Terms of the Securities—Some Definitions”) or the constituent stocks of the Underlying Index, in futures or options contracts on the ETF Shares, the Underlying Index or the constituent stocks of the Underlying Index, as well as in other instruments related to the Index Fund or the Underlying Index.  MS & Co. and some of our other subsidiaries also trade the ETF Shares or the constituent stocks of the Underlying Index, in futures or options contracts on the ETF shares, the Underlying Index or the constituent stocks of the Underlying Index, as well as in other instruments related to the Index Fund or the Underlying Index, on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the Trade Date could potentially affect the Initial Price for the Index Fund, and therefore, could increase the price at which the Index Fund must close on the Final Valuation Date so that investors do not suffer a loss on their initial investment in the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the Final Valuation Date, could adversely affect the Closing Price of the Index Fund on the Final Valuation Date and, accordingly, the amount of cash an investor will receive at maturity.

t
Potential conflict of interest.  As Calculation Agent, MS & Co. will determine the Initial Price, the Final Price, whether any Market Disruption Event has occurred, and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as Calculation Agent, including with respect to the occurrence or non-occurrence of Market Disruption Events and the selection of a Successor Index or calculation of the Final Price in the event of a discontinuance of the Underlying Index or a Market Disruption Event, may adversely affect the payout to you at maturity.

t
Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates — Morgan Stanley, UBS and our or their respective affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Index Fund to which the Securities are linked.

t
Uncertain tax treatment. Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the Securities could be recharacterized as ordinary income (and an interest charge would be imposed).  U.S. Holders should read the section entitled “What Are the Tax Consequences of the Securities? – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Potential Application of the Constructive Ownership Rule” in this free writing prospectus.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.  Please read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Index Fund relative to the Initial Price. We cannot predict the Final Price or the Closing Price of the Index Fund on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index Fund. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Principal Amount of Securities on a hypothetical offering of the Securities.

The following scenario analysis and examples assume an Initial Price of $50.00 and a Maximum Gain of 24.50% (the midpoint of the range of 22% to 27%, the actual Maximum Gain will be determined on the Trade Date), and reflect the Multiplier of 2.

Example 1 — The price of the Index Fund increases from an Initial Price of $50.00 to a Final Price of $52.50. The Index Fund Return is calculated as follows:

($52.50 – $50.00) / $50.00 = 5.00%

Because the Index Fund Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Fund Return × Multiplier), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 5.00% × 2) and (B) $10.00 + ($10.00 × 24.50%)
= the lesser of (A) $10.00 + ($10.00 × 10.00%) and (B) $10.00 + ($10.00 × 24.50%)
= $10.00 + ($10.00 × 10.00%)
= $10.00 + $1.00
= $11.00

Because the Index Fund Return of 5.00% multiplied by the Multiplier is less than the hypothetical Maximum Gain of 24.50%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $11.00

Example 2 — The price of the Index Fund increases from an Initial Price of $50.00 to a Final Price of $60.00. The Index Fund Return is calculated as follows:

($60.00 - $50.00) / $50.00 = 20.00%

Because the Index Fund Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Fund Return × Multiplier), and
(B) $10.00 + ($10.00 × Maximum Gain)
= the lesser of (A) $10.00 + ($10.00 × 20.00% × 2) and (B) $10.00 + ($10.00 × 24.50%)
= the lesser of (A) $10.00 + ($10.00 × 40.00%) and (B) $10.00 + ($10.00 × 24.50%)
= $10.00 + ($10.00 × 24.50%)
= $10.00 + 2.45
= $12.45

Because the Index Fund Return of 20.00% multiplied by the Multiplier is greater than the hypothetical Maximum Gain of 24.50%, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you $12.45, the maximum payment on the Securities.

Example 3 — The price of the Index Fund decreases from an Initial Price of $50.00 to a Final Price of $47.50. The Index Fund Return is calculated as follows:

($47.50 - $50.00) / $50.00 = -5.00%

Because the Index Fund Return is negative, but the Index Fund's percentage decline of 5% is less than the Buffer of 15%, at maturity, for each $10.00 Principal Amount of Securities, Morgan Stanley will pay you the $10.00 Principal Amount (a zero percent return on the Principal Amount).

Example 4 — The price of the Index Fund decreases from an Initial Price of $50.00 to a Final Price of $40.00.  The Index Fund Return is calculated as follows:

($40.00 - $50.00) / $50.00 = -20.00%

Because the Index Fund Return is negative and the Index Fund's percentage decline of 20% is more than the Buffer of 15%, at maturity, for each $10.00 Principal Amount of Securities Morgan Stanley will pay you an amount equal to the Principal Amount reduced by 1% for every 1% by which the Index Fund's percentage decline exceeds the Buffer, and the Payment at Maturity is calculated as follows:

$10.00 + [$10.00 × (Index Fund Return + Buffer)
=$10.00 + [$10.00 × (-20.00% + 15.00%)]
=$10.00 + [$10.00 × -5.00%]
=$10.00 - $0.50
=$9.50

Scenario Analysis – hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities
Hypothetical Final Price	Hypothetical Index Fund Return	Hypothetical Payment at Maturity	Return on Securities Issued at $10.00 (1)	Return on Securities Issued at $9.80(2)
$100.00	100.00%	$12.45	24.50%	27.04%
$95.00	90.00%	$12.45	24.50%	27.04%
$90.00	80.00%	$12.45	24.50%	27.04%
$85.00	70.00%	$12.45	24.50%	27.04%
$80.00	60.00%	$12.45	24.50%	27.04%
$75.00	50.00%	$12.45	24.50%	27.04%
$70.00	40.00%	$12.45	24.50%	27.04%
$65.00	30.00%	$12.45	24.50%	27.04%
$60.00	20.00%	$12.45	24.50%	27.04%
$56.125	12.25%	$12.45	24.50%	27.04%
$55.00	10.00%	$12.00	20.00%	22.45%
$52.50	5.00%	$11.00	10.00%	12.24%
$51.25	2.50%	$10.50	5.00%	7.14%
$50.00	0.00%	$10.00	0.00%	2.04%
$48.75	-2.50%	$10.00	0.00%	2.04%
$47.50	-5.00%	$10.00	0.00%	2.04%
$45.00	-10.00%	$10.00	0.00%	2.04%
$42.50	-15.00%	$10.00	0.00%	2.04%
$40.00	-20.00%	$9.50	-5.00%	-3.06%
$35.00	-30.00%	$8.50	-15.00%	-13.27%
$30.00	-40.00%	$7.50	-25.00%	-23.47%
$25.00	-50.00%	$6.50	-35.00%	-33.67%
$20.00	-60.00%	$5.50	-45.00%	-43.88%
$15.00	-70.00%	$4.50	-55.00%	-54.08%
$10.00	-80.00%	$3.50	-65.00%	-64.29%
$5.00	-90.00%	$2.50	-75.00%	-74.49%
$0.00	-100.00%	$1.50	-85.00%	-84.69%

(1) This “Return on Security” is the number, expressed as a percentage, that results from the Payment at Maturity per Security to the Issue Price of $10 per Security for all investors purchasing the securities in brokerage accounts.

(2) This “Return on Security” is the number, expressed as a percentage, that results from the Payment at Maturity per Security to the Issue Price of $9.80 per Security for all investors purchasing the securities in fee-based advisory accounts.

What Are the Tax Consequences of the Securities?
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•purchase the Securities at their “issue price”; and

•will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•certain financial institutions;

•insurance companies;

•certain dealers and traders in securities, commodities or foreign currencies;

•investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•regulated investment companies;

•real estate investment trusts;

•tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or

•persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this free writing prospectus may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•a citizen or individual resident of the United States;

•a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares MSCI Emerging Markets Index Fund (the “Underlying Shares”)).  If an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was outstanding.  The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the Securities) during the term of the constructive ownership transaction.

The amount of the Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Security (which, subject to the maximum payment at maturity, reflects a multiple of the percentage increase in the value of the Underlying Shares over the term of the Security) over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  Even if an investment in a Security is treated as a “constructive ownership transaction,” the amount of “net underlying long-term capital gain,” and therefore the amount of Recharacterized Gain, is unclear.  It is possible, for example, that the net underlying long-term capital gain is equal to the aggregate net capital gain that the U.S. Holder would have had if the Underlying Shares had been acquired for fair market value on the issue date of the Securities and sold for fair market value upon the date of sale, exchange or settlement of the Securities (which would reflect the percentage increase, without the multiple, in the value of the Underlying Shares over the term of the Securities).  However, the net underlying long-term capital gain could alternatively be calculated using a number of Underlying Shares that reflects the multiple upon which any gain on the Securities will be calculated, in which case the amount of Recharacterized Gain would generally be zero.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Securities.  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered equity-linked securities.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax characterizations of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•an individual who is classified as a nonresident alien;

•a foreign corporation; or

•a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•certain former citizens or residents of the United States; or

•a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.

Historical Information

The following table sets forth the published high and low Closing Prices, as well as the end-of-quarter Closing Prices, of the shares of the iShares® MSCI Emerging Markets Index Fund for each quarter in the period from January 1, 2007 through February 29, 2012.  The Closing Price of the shares of the iShares® MSCI Emerging Markets Index Fund on February 29, 2012 was $44.31.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical Closing Prices of the shares of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® MSCI Emerging Markets Index Fund on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2007	3/31/2007	$39.53	$35.03	$38.75
4/1/2007	6/30/2007	$44.42	$39.13	$43.82
7/1/2007	9/30/2007	$50.11	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10
1/1/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97
1/1/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/1/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62
1/1/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/1/2011	12/31/2011	$42.80	$34.36	$37.94
1/1/2012*	2/29/2012*	$44.36	$38.23	$44.31

*
As of the date of this free writing prospectus, available information for the first calendar quarter of 2012 includes data for the period from January 1, 2012 through February 29, 2012.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of the iShares® MSCI Emerging Markets Index Fund from January 1, 2007 through February 29, 2012, based on information from Bloomberg. Past performance of the iShares® MSCI Emerging Markets Index Fund is not indicative of the future performance of the iShares® MSCI Emerging Markets Index Fund.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms that we use frequently in this free writing prospectus below:

t	“Underlying Index” means the index which the Index Fund generally seeks to track.

t	“ETF Shares” means the shares of the Index Fund.

t	“Closing Price” means for one ETF Share (or one unit of any other security for which a Closing Price must be determined) on any Trading Day means:

o
if the ETF Shares (or any such other security) are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the ETF Shares (or any such other security) are listed or admitted to trading,

o	if the ETF Shares (or any such other security) are listed or admitted to trading on NASDAQ, the official closing price published by NASDAQ on such day, or

o
if the ETF Shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the ETF Shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one ETF Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a Market Disruption Event (as defined below) occurs with respect to the ETF Shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the ETF Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the ETF Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.  This definition of “Closing Price” is subject to the provisions under “—Discontinuance of the Index Fund and/or Underlying Index; Alteration of Method of Calculation” below.

t
“Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t	“Market Disruption Event” means, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the ETF Shares on the primary market for the ETF Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the ETF Shares as a result of which the reported trading prices for the ETF Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Underlying Index or the ETF Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clause (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index shall be based on a comparison of (x) the portion of the level of the Underlying Index attributable to that security relative to (y) the overall level of the Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the futures or options contract related to the Underlying Index or the ETF Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Underlying Index or the ETF Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index or the ETF Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index or the ETF Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“Relevant Exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the Underlying Index or any Successor Index.

Postponement of Final Valuation Date and Maturity Date

If the Final Valuation Date is not a Trading Day or if a Market Disruption Event with respect to the ETF Shares occurs on the Final Valuation Date, the Closing Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Closing Price for any scheduled Final Valuation Date will not be determined on a date later than the fifth scheduled Trading Day after such scheduled Final Valuation Date, and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Closing Price of an ETF Share on such date as the mean of the bid prices for an ETF Share for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Final Valuation Date is postponed so that it falls less than two business days prior to the scheduled Maturity Date, the Maturity Date will be the second business day following the Final Valuation Date, as postponed.

Antidilution Adjustments for Securities linked to Exchange-Traded Funds

If the ETF Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one ETF Share.  No such adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as if the date of acceleration were the Final Valuation Date, plus, if any payment of periodic interest is specified, any accrued but unpaid interest as of the date of such acceleration.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

Discontinuance of the Index Fund and/or Underlying Index; Alteration of Method of Calculation

If the Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the ETF Shares on the Final Valuation Date or the date of acceleration will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the Underlying Index (or any Successor Index, as described below) on such date (taking into account any material changes in the method of calculating the Underlying Index following such liquidation event) times (ii) a fraction, the numerator of which is the Closing Price of the ETF Shares and the denominator of which is the closing value of the Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the liquidation event on which a Closing Price of the ETF Shares was available.

If the index publisher of the Underlying Index discontinues publication of the Underlying Index and the index publisher of the Underlying Index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price on any Trading Day following a liquidation event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher of the Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, the Final Valuation Date following a liquidation event and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Closing Price for such date.  The Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the Underlying Index last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Underlying Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the Initial Price, the Final Price, the Index Fund Return and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price or whether a Market Disruption Event has occurred.  See “—Discontinuance of the Index Fund and/or Underlying Index; Alteration of Method of Calculation,” and the definition of Market Disruption Event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions paid by investors purchasing the Securities in brokerage accounts and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the trade date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the ETF Shares or the constituent stocks of the Underlying Index, in futures or options contracts on the ETF Shares, the Underlying Index or the constituent stocks of the Underlying Index, as well as in other instruments related to the Index Fund or the Underlying Index that we may wish to use in connection with such hedging.  Such purchase activity could affect the value of the ETF Shares, and therefore adversely affect the minimum Final Price so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Valuation Date, by purchasing and selling the ETF Shares or the constituent stocks of the Underlying Index, futures or options contracts on the ETF Shares, the Underlying Index or the constituent stocks of the Underlying Index, as well as other instruments related to the Index Fund or the Underlying Index that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the ETF Shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering.  We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.20 for each Security it sells; provided that UBS Financial Services Inc. selling to investors purchasing the Securities in fee-based advisory accounts at a purchase price of $9.80 per Security will receive no sales commission.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the ETF Shares, or the constituent stocks of the Underlying Index in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

The iShares® MSCI Emerging Markets Index Fund

iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This free writing prospectus relates only to the Securities offered hereby and does not relate to the Index Fund.  We have derived all disclosures contained in this free writing prospectus regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Index Fund (and therefore the price of the Index Fund at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Index Fund.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the Index Fund.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Index Fund.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

MSCI Emerging Markets IndexSM

The MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index that is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “—MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.